Exhibit 99.1

March 5, 2010

Mr. Scott E. Carson

Subject: Consultant Agreement between Scott E. Carson and The Boeing Company

Dear Scott:

Upon acceptance by you, this letter will constitute a Consultant Agreement between you and The Boeing Company (“Boeing”). The terms of this Agreement are described below:

1.	You agree to provide assistance to Boeing in the area of commercial airplane products and services based on your extensive and unique knowledge and experience with Boeing’s commercial airplane business, including your extensive relationships with Boeing’s customers and suppliers. Your hours worked pursuant to this Agreement shall be limited to no more than 75 hours per month. You will keep a log of the time that you work on Boeing matters during the pendency of this Agreement, with entries tracked to the nearest half hour, and shall maintain those logs for no fewer than four years after the expiration of this agreement. You will promptly notify Boeing if your time spent in any month approaches the 75 hour maximum.

2.	This Agreement shall be effective on March 12, 2010 (the “Effective Date”) and shall terminate automatically on March 12, 2012.

3.	As full consideration for your services under this Agreement, Boeing shall pay you in lump sum a retainer fee of $1,533,100.00 on the Effective Date.

4.	You will be reimbursed for reasonable expenses necessarily incurred under this Agreement. Air travel may be by first class or coach/economy class. Actual expenses for subsistence shall include lodging, meals, car rental and other nominal business expenses. Any expenditure for alcoholic beverages must be separately identified on your invoices and will not be reimbursed under this Agreement. No entertainment is authorized under this Agreement and no entertainment expenses will be reimbursed. Entertainment includes the purchase of meals or refreshments for any individual (including Boeing employees) other than you. All expenses are subject to the approval of the Boeing Representative and shall be separately itemized on the invoice and supported by original receipts.

Invoices shall be submitted on a monthly basis, shall include a description expenses incurred, shall reference this Agreement and shall bear the following certificate signed by you:

“I certify that the foregoing is a true and correct statement of accrued amounts payable in accordance with the provisions of the Consultant Agreement between Scott E. Carson and The Boeing Company, effective March 12, 2010, during the period covered by this invoice.”

Mr. Scott E. Carson

Consultant Agreement

Expenses will be reimbursed to you to you promptly following receipt of invoices submitted to the Boeing Representative, or their delegate. You agree to follow applicable Boeing expense reimbursement, reporting and documentation policies and practices in claiming expenses and to maintain records in support of all expenses claimed. Such records shall be made available to Boeing for audit during reasonable times upon request, but not beyond one year after final payment. A sample invoice format is included as Exhibit 1.

6.	Your relationship to Boeing during your performance of this Agreement is that of an independent contractor and not an employee. Accordingly, you are not entitled to any Boeing employee benefits, and you are responsible for all federal, state and local taxes, if any, which accrue to you as a result of your performance of this Agreement. Boeing shall withhold U.S. income taxes on payment of compensation where required under U.S. tax laws.

7.	In performing services under this Agreement, you agree not to communicate with any officer, employee, representative, elected official or agency of any Government on behalf of Boeing, unless otherwise requested by Boeing.

8.	All work product (including, but not limited to all information and materials) produced by you, either alone or with others, in the course of or as a result of any work performed by you which is covered by this Agreement will be the exclusive property of Boeing and will be delivered to Boeing promptly upon request without the payment of additional compensation. Boeing ownership of such work product will include any inventions, works of authorship, patents, copyrights, or trade secrets related thereto.

9.	All confidential, proprietary, and/or trade secret information or data (i) belonging to Boeing, or entrusted to Boeing by others, and becoming known to you in connection with either your previous employment with Boeing or your work pursuant to this Agreement, or (ii) contained in work product owned by Boeing pursuant to this Agreement (collectively hereinafter “Proprietary Information”) will be and/or remain the exclusive property of Boeing. You will, for the term of this Agreement and thereafter, preserve in confidence, not disclose to any third party, and not use without the prior written permission of Boeing (except in the performance of work for Boeing covered by this Agreement) any and all such Proprietary Information. You acknowledge that in your role as a consultant you may have access to information that is not available to the general public and that you are responsible for compliance with all state and federal regulations regarding securities trading. You will, in the performance of this Agreement, refrain from the unlawful or unauthorized use or disclosure of any trade secrets and/or confidential information and from the infringement of any patents or copyrights. You also agree to ensure that Boeing may make unlimited use of, freely disclose copy, display, distribute, perform, and make derivative works from all information and materials disclosed or otherwise provided to Boeing in connection with this Agreement, without incurring any obligation or liability to you or to any other person or entity.

Mr. Scott E. Carson

Consultant Agreement

10.	You agree to comply with the Boeing Ethical Business Conduct Policy and Procedures in your performance of this Agreement.

11.	This Agreement shall be construed in accordance with the laws of the State of Illinois.

12.	This Agreement may be amended only in a writing duly signed by both you and Boeing.

13.	This Agreement, or any monies due under this Agreement, may not be assigned by you without the advance written consent of Boeing.

Please acknowledge your acceptance of this Agreement by signing and returning one original of this document in the envelope provided.

Sincerely,

/s/ Rick Stephens
Rick Stephens

Attachments

ACCEPTED THIS 5TH DAY OF MARCH, 2010

/s/ Scott E. Carson
Scott E. Carson

Mr. Scott E. Carson

Consultant Agreement

Exhibit 1

Scott E. Carson

[Insert Address]

Date:

INVOICE #: 2010-

The Boeing Company

Expenses                                                                                                    $            .    USD

(Please attach supporting documents, such as receipts for hotel, airfare, meals, transportation, etc.)

Charge line(s):

TOTAL AMOUNT DUE:	$ . USD

DOMESTIC CONSULTANT CERTIFICATE

Under the Consultant Agreement, effective on March 12, 2010, by and between The Boeing Company and Scott E. Carson (the “Agreement”), I, Scott E. Carson (“Consultant”), do hereby certify that the foregoing is a true and correct statement of accrued amounts payable in accordance with the provisions of the Agreement during the period covered by this invoice

I agree to notify Boeing immediately of any subsequent events or circumstances that may make any of the foregoing certifications inaccurate or false.

Consultant

Scott E. Carson